FOR IMMEDIATE RELEASE

CONTACT: Gregg J. Wagner, President and CEO
PHONE: 215-513-2391

CONTACT: William S. Lance, First Senior Vice President
PHONE: 570-348-6438

HARLEYSVILLE NATIONAL CORPORATION ANNOUNCES SALE OF
HONESDALE, PA BRANCH TO FIRST NATIONAL COMMUNITY BANCORP

Harleysville, PA (July 26, 2006) - Harleysville National Corporation (Nasdaq: “HNBC”), the holding company for Harleysville National Bank, and First National Community Bank, a wholly-owned subsidiary of First National Community Bancorp (OTC Bulletin Board: FNCB), announced today that they have entered into an agreement under which Harleysville National Bank will sell its Honesdale, Pennsylvania branch to First National Community Bank. The sale of this Wayne County branch includes approximately $74 million in deposits, as well as approximately $25 million in loans and other assets. Branch personnel will be offered similar positions with First National Community Bank. The transaction is subject to regulatory approval and is expected to close in the fourth quarter of 2006. Harleysville National Bank expects to record a pre-tax profit on the sale of approximately $10 million, or approximately $.23 per share, diluted, net of tax during the fourth quarter of 2006.

Gregg J. Wagner, President and CEO of Harleysville National Corporation, commented on the agreement. “The sale of this single Wayne County location will allow us to focus on expanding within our core markets. The transaction will also help to provide the resources required to support strategic initiatives. We thank both the Honesdale employees and community for their loyalty and support and are confident that First National Community Bank will continue to serve them well.” Harleysville National Bank recently announced plans to add two new offices in Warminster and Plymouth Meeting, PA, in Bucks and Montgomery County, respectively. They will also relocate their Blue Bell and Collegeville offices to more convenient locations within each market.

First National Community Bancorp President and CEO, J. David Lombardi, commented, “We are very excited to expand our branch network and look forward to serving the residents of Honesdale and the surrounding communities. Wayne County is an excellent geographic fit for us given our presence in Lackawanna and Luzerne Counties. As a locally-owned community bank, we have quality products and services to offer the businesses and residents of this new market. We also look forward to expanding our business relationships in this growing area of Pennsylvania, which includes Wayne, Pike and Monroe Counties. FNCB has also acquired several properties in Monroe County for future expansion and expects to begin construction on our first Monroe County office later this year.”

Harleysville National Corporation used Cedar Hill Advisors, LLC as financial advisor and Stevens & Lee as legal counsel for this transaction. First National Community Bancorp used Bybel Rutledge LLP as legal counsel for this transaction.

First National Community Bancorp, with assets of $1 billion, conducts business from sixteen offices located throughout Lackawanna and Luzerne counties via its subsidiary, First National Community Bank. For further information, visit www.fncb.com.

Harleysville National Corporation, with assets in excess of $3.2 billion, is the holding company for Harleysville National Bank (HNB). Investment Management and Trust Services are provided through Millennium Wealth Management, a division of HNB, with assets under management exceeding $2.4 billion. Harleysville National Corporation stock is traded under the symbol "HNBC" and is commonly quoted under Nasdaq Global Select Market Issues. For more information, visit the Harleysville National Corporation website at www.hncbank.com.

This press release may contain forward-looking information as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in Harleysville National Corporation’s filings with the Securities and Exchange Commission and First National Community Bancorp’s filings with the Federal Deposit Insurance Corporation.